Exhibit 99.1
Enterprise Reports Record 2019 Results;
Provides Guidance for 2020 Distributions and Buybacks

Houston, Texas (Thursday, January 30, 2020) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2019.

Enterprise reported record net income attributable to limited partners for the full year 2019 of $4.6 billion, or $2.09 per unit on a fully diluted basis, which represents a 9 percent increase from $1.91 per unit on a fully diluted basis reported for 2018.  Net income for 2019 was reduced by non-cash, asset impairment and related charges of approximately $133 million, or $0.06 per unit, primarily related to the Centennial liquids pipeline.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), for 2019 increased 6 percent to a record $6.5 billion compared to 2018.  Free cash flow (“FCF”), which is defined as CFFO less cash used in investing activities plus net cash contributions from noncontrolling interests, for 2019 increased 24 percent to $2.5 billion when compared to 2018.  Distributions declared with respect to 2019 increased 2.3 percent to $1.765 per unit compared to 2018.  Enterprise’s distributions with respect to 2019 represent a 59 percent payout ratio of CFFO.

Distributable cash flow (“DCF”) increased 11 percent compared to 2018 to a record $6.6 billion in 2019, and provided 1.7 times coverage of the distributions declared with respect to 2019.  Enterprise retained $2.7 billion of DCF for 2019, a 24 percent increase compared to 2018.

 “We ended the decade with record performance in 2019 with all of our business segments reporting increased results, including 28 operating and financial records,” stated A. J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “Volume growth and new assets placed in service resulted in 13 operational records including 10.4 million equivalent barrels per day of total system transportation volumes, 6.7 million barrels per day of liquid transportation volumes and 1.9 million barrels per day of marine terminal export volumes.   This fee-based volume growth, contributions from new and repurposed assets, combined with higher NGL, crude oil and natural gas marketing volumes and margins led to record gross operating margin of $8.3 billion for 2019, a 13 percent increase from $7.3 billion reported for 2018.  The record cash flow we generated in 2019 allowed us to increase the distributions paid to our partners for the 21st consecutive year, while self-funding the equity portion of our growth capital expenditures.  We completed the year with significant financial flexibility and a strong balance sheet.”

“2019 was our most successful year in terms of developing high quality, fee-based projects that bolt-on to our integrated system and are substantially underwritten by long-term contracts with creditworthy customers across the E&P, refining and petrochemical industries.  The creativity and resourcefulness of our commercial, engineering and operating teams also allowed us to respond quickly to the needs of our customers as well as capturing regional price spread opportunities during the year,” said Teague.

“During 2019, Enterprise completed construction and began service on approximately $5.4 billion of organic growth capital projects, including $2.5 billion of projects that were completed in the fourth quarter of 2019.  Most of these major projects were completed on time and on budget,” stated Teague.

 “As we enter this new decade, we will continue to operate our partnership in a disciplined manner with a long-term focus on providing reliable, value-added services to our customers, generating attractive returns on invested capital, and maintaining a strong balance sheet.  Our interests and goals are aligned with all stakeholders, including our limited partners, and we will continue our strong track record of returning capital to our investors.  2019 was an extraordinary year for our partnership thanks to the support of our customers, suppliers, banks and debt and equity investors.  I would also like to thank our 7,000 employees, who made these successes possible,” concluded Teague.

2020 Distribution and Buyback Guidance

Based on current expectations, Enterprise’s management plans to recommend to the board of Enterprise’s general partner a $0.0025 per unit per quarter increase to its quarterly distribution rate for 2020.  If approved by the board, this would result in aggregate distributions declared with respect to 2020 of $1.805 per unit, or a 2.3 percent increase compared to aggregate distributions declared with respect to 2019.  Enterprise also intends to use approximately 2 percent of its 2020 CFFO to buy back its common units during 2020.  Using 2019 CFFO as a base, these proposed distribution increases and unit buyback plan would result in an approximate 5.6 percent increase in capital returned to limited partners in 2020 compared to 2019.

In addition, during the fourth quarter of 2019, affiliates of Enterprise’s general partner purchased approximately 2.2 million of our common units for $58 million in open market purchases.  These affiliates have expressed their intention to make additional purchases of Enterprise’s units during 2020 opportunistically.

Fourth Quarter and Full Year 2019 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
($ in millions, except per unit amounts)
Operating income	$1,418	$1,640	$6,079	$5,409
Net income (1)	$1,125	$1,305	$4,687	$4,239
Fully diluted earnings per unit (1)	$0.50	$0.59	$2.09	$1.91
CFFO (2)	$1,694	$1,851	$6,521	$6,126
Total gross operating margin (3)	$2,015	$2,138	$8,266	$7,326
Adjusted EBITDA (3)	$2,019	$1,867	$8,117	$7,223
FCF (3)	$497	$738	$2,472	$2,001
DCF (3,4)	$1,634	$1,617	$6,624	$5,989

(1)
Net income and fully diluted earnings per unit for the fourth quarters of 2019 and 2018 include non-cash asset impairment and related charges of approximately $82 million, or $0.04 per unit, and $29 million, or $0.01 per unit, respectively.  For the years ended December 31, 2019 and 2018, net income and fully diluted earnings per unit include non-cash asset impairment and related charges of $133 million, or $0.06 per unit, and $51 million, or $0.02 per unit, respectively.

(2)
CFFO includes the impact of timing of cash receipts and payments related to operations. For the fourth quarter of 2019, the net effect of changes in operating accounts, which are a component of CFFO, was a net decrease of $48 million, compared to a net increase of $278 million for the fourth quarter of 2018.  For the year ended December 31, 2019, the net effect of changes in operating accounts was a net decrease of $457 million, compared to a net increase of $16 million for 2018.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(4)
DCF included proceeds from asset sales and the monetization of interest rate derivative instruments of $4 million and $158 million in the fourth quarters of 2019 and 2018, respectively.  For the years ended December 31, 2019 and 2018, DCF included proceeds from asset sales and the monetization of interest rate derivatives of $21 million and $183 million, respectively.

•
Net income for the fourth quarter of 2019 includes non-cash, mark-to-market losses of $25 million, or $0.01 per unit on a fully diluted basis, compared to $239 million, or $0.11 per unit on a fully diluted basis, of non-cash, mark-to-market gains, for the fourth quarter of 2018.  Net income for the full year 2019 includes non-cash, mark-to-market losses of $27 million, or $0.01 per fully diluted unit, compared to $16 million, or $0.01 per fully diluted unit, of non-cash mark-to-market losses for 2018.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2019 by 2.3 percent over the fourth quarter of 2018, to $0.445 per unit.  This is the 62nd consecutive quarterly distribution increase, which will be paid on February 12, 2020 to unitholders of record as of the close of business on January 31, 2020.

•
CFFO for the fourth quarter of 2019 was $1.7 billion.  The distribution with respect to the fourth quarter of 2019 represents a 58 percent payout ratio of CFFO for the quarter.   Excluding the net effect of changes to operating accounts (working capital), CFFO for the fourth quarter of 2019 increased 11 percent compared to the fourth quarter of 2018.

•
Excluding proceeds from asset sales and the monetization of interest rate derivative instruments, Enterprise reported a 12 percent increase in DCF to $1.6 billion for the fourth quarter of 2019 compared to $1.5 billion for the fourth quarter of 2018, which provided 1.7 times coverage of the $0.445 per unit cash distribution.  Enterprise retained $654 million of distributable cash flow in the fourth quarter of 2019.

•
Capital investments in the fourth quarter of 2019 were $1.2 billion, which included $1.1 billion of investments in growth capital projects and $93 million of sustaining capital expenditures. Total capital investments for 2019 were $4.7 billion, which included $4.3 billion of investments in growth capital projects and $325 million of sustaining capital expenditures.  Net of contributions from noncontrolling interests, growth capital investments for 2019 were $3.7 billion.

•
In the aggregate, affiliates of Enterprise’s general partner, the partnership’s distribution reinvestment plan and employee unit purchase plan purchased approximately 3.6 million units of our common units for $95 million through open market purchases during the fourth quarter of 2019.

Fourth Quarter 2019 Volume Highlights
	Three Months Ended December 31,
	2019	2018
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.9	6.6
Marine terminal volumes (million BPD)	1.9	1.7
Natural gas pipeline volumes (TBtu/d)	13.8	14.1
NGL fractionation volumes (MBPD)	1,097	940
Propylene plant production volumes (MBPD)	89	102
Fee-based natural gas processing volumes (Bcf/d)	5.3	5.0
Equity NGL production volumes (MBPD)	162	147
As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtu/d” means trillion British thermal units per day.

“Enterprise reported strong results for the fourth quarter of 2019,” said Teague.  “Excluding the impacts of non-cash, mark-to-market amounts, gross operating margin for the fourth quarter of 2019 increased 8 percent compared to the same quarter in 2018.  Contributions from new assets, expansions of existing assets, and volume growth from our NGL marketing business and Permian assets more than offset the impact of lower regional price spreads and NGL prices and unplanned maintenance at our PDH facility.  The partnership’s NGL and crude oil export businesses, NGL storage activities and Aegis ethane pipeline were major components of the increase in gross operating margin for the quarter.”

“During the fourth quarter, our engineering and operations team successfully completed construction and began commercial operations of expansion assets at our LPG marine terminal, the Mentone and Bulldog natural gas processing plants, the ethylene export terminal on the Houston Ship Channel and our isobutane dehydrogenation facility.  These facilities will provide new sources of cash flow in 2020.  In addition, we have approximately $3.1 billion of growth capital projects under construction that are scheduled to be completed and begin service in 2020 including two NGL fractionators in the Mont Belvieu area and our third crude oil pipeline from the Permian Basin to Houston,” stated Teague.

Review of Fourth Quarter 2019 Segment Performance

Enterprise reported total gross operating margin of $2.0 billion for the fourth quarter of 2019.  This compares to $2.1 billion of gross operating margin reported for the fourth quarter of 2018.  Gross operating margin for the fourth quarter of 2019 included net non-cash, mark-to-market losses of $25 million compared to net non-cash, mark-to-market gains of $239 million for the fourth quarter of 2018.  Below is a summary review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 17 percent to a record $1.1 billion for the fourth quarter of 2019 compared to $969 million for the fourth quarter of 2018.

Enterprise’s natural gas processing and related NGL marketing business reported a $45 million, or 16 percent, increase in gross operating margin to $330 million for the fourth quarter of 2019 compared to the fourth quarter of 2018.  Gross operating margin from Enterprise’s NGL marketing activities increased $85 million for the fourth quarter of 2019 compared to the same quarter in 2018, primarily due to higher sales volumes and average margins.  Our marketing business benefited from a 31 percent increase in LPG export loadings, due to increased demand for propane and the recent expansion of the export terminal at our Enterprise Hydrocarbons Terminal (“EHT”) on the Houston Ship Channel.

Partially offsetting this increase was a $40 million decrease in gross operating margin from our natural gas processing business.   Lower gas processing margins led to a $19 million decrease in gross operating margin from our Rocky Mountain natural gas processing plants, and an $18 million decrease from our South Texas gas processing plants.  Total fee-based processing volumes increased 5 percent to a record 5.3 Bcf/d for the fourth quarter of 2019 compared to 5.0 Bcf/d for the fourth quarter of 2018.  Fee-based processing volumes for the Permian gas processing plants for the fourth quarter of 2019 increased by 318 MMcf/d compared to the same quarter in 2018, primarily due to the expansion of the Orla processing complex that commenced operations in July 2019.  Total equity NGL production was 162 MBPD for the fourth quarter of 2019 compared to 147 MBPD for the same quarter in 2018, with most of the increase attributable to our South Texas gas processing plants.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $103 million, or 18 percent, to a record $663 million for the fourth quarter of 2019 compared to the fourth quarter of 2018.  NGL pipeline volumes increased 6 percent to a record 3.9 million BPD for the fourth quarter of 2019 compared to 3.7 million BPD for the same quarter of 2018.  Total NGL marine terminal volumes increased 23 percent to a record 732 MBPD for the fourth quarter of 2019 compared to 594 MBPD for the fourth quarter of 2018.  The majority of the increase in marine terminal volumes was from higher LPG exports attributable to the completion of expansion projects at EHT.

The Shin Oak NGL pipeline, which was placed into service in February 2019, generated $31 million of gross operating margin for the fourth quarter of 2019 on a net 99 MBPD of transportation volumes from direct tariff movements and 92 MBPD of volumes offloaded from an affiliate pipeline.  Gross operating margin from our Aegis ethane pipeline increased $20 million, primarily due to a 135 MBPD increase in transportation volumes.  Enterprise completed an expansion of the Aegis ethane pipeline in the first quarter of 2019 to accommodate demand from three new world-scale ethylene crackers that came into service from May 2019 through September 2019, which added approximately 200 MBPD of demand capacity.

Gross operating margin from our NGL storage facilities at Mont Belvieu increased $14 million for the fourth quarter of 2019 compared to the fourth quarter of 2018, primarily due to higher throughput, handling and storage fee revenues.  Gross operating margin from EHT was $28 million higher this quarter compared to the fourth quarter of 2018 largely due to a 141 MBPD increase in export volumes.  The partnership completed an expansion of the LPG dock facilities at EHT in the third quarter of 2019, adding 175 MBPD of gross loading capacity.

Gross operating margin from the partnership’s NGL fractionation business increased $19 million, or 15 percent, to $143 million for the fourth quarter of 2019.  Enterprise’s Mont Belvieu NGL fractionators reported an $11 million increase in gross operating margin due to a net 86 MBPD increase in fractionation volumes and lower maintenance costs.  Gross operating margin for the fourth quarter of 2018 was impacted by downtime and $17 million of expenses associated with the turnaround of our Seminole fractionator at Mont Belvieu. Total NGL fractionation volumes increased 17 percent to a record 1.1 million BPD in the fourth quarter of 2019, with all of our fractionators reporting higher volumes compared to the fourth quarter of 2018.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $416 million for the fourth quarter of 2019, which included non-cash, mark-to-market losses on financial instruments of $14 million.  This compares to gross operating margin of $644 million for the fourth quarter of 2018, which included non-cash, mark-to-market gains on financial instruments of $223 million.  Excluding the non-cash, mark-to-market activity, gross operating margin for the fourth quarter of 2019 increased $9 million versus the fourth quarter of 2018. Total crude oil pipeline transportation volumes increased 12 percent to 2.3 million BPD for the fourth quarter of 2019 from 2.0 million BPD for the fourth quarter of 2018.  Total crude oil marine terminal volumes increased 38 percent to 926 MBPD for the fourth quarter of 2019 compared to 673 MBPD for the fourth quarter of 2018.

Gross operating margin from Enterprise’s Midland-to-ECHO 1 pipeline included $3 million of non-cash, mark-to-market losses in the fourth quarter of 2019 and $193 million of non-cash, mark-to-market gains in the fourth quarter of 2018.  Excluding the non-cash, mark-to-market activity, gross operating margin from Enterprise’s Permian-to-Houston pipelines, which includes Midland-to-ECHO 1 and 2, the West Texas and South Texas pipeline systems and related business activities, increased a combined $8 million to $225 million for the fourth quarter of 2019 compared to the fourth quarter of 2018.  The Midland-to-ECHO 2 pipeline, which began commercial operations in April 2019, contributed $27 million of this increase in gross operating margin, which partially offset a $42 million decrease in gross operating margin, excluding mark-to-market amounts, on the Midland-to-ECHO 1 pipeline due to lower margins.  Transportation volumes on our Midland-to-ECHO 1 pipeline increased 7 percent, or 31 MBPD, to a net 491 MBPD for the fourth quarter of 2019 compared to the same quarter in 2018.  Midland-to-ECHO 2 pipeline transportation volumes were 205 MBPD during the fourth quarter of 2019.

Gross operating margin from our equity investment in the Seaway Pipeline system increased $8 million, primarily due to higher average transportation fees and lower operating expenses compared to the fourth quarter of 2018. Marine terminal volumes at our Seaway docks increased a combined 13 MBPD, net to our interest.

Gross operating margin from crude oil export activities at Enterprise’s marine terminals on the Houston Ship Channel and at Beaumont increased $16 million for the fourth quarter of 2019 compared to the same quarter last year due to a 201 MBPD increase in net export volumes.  Crude oil exports from our Houston Ship Channel and Beaumont docks were up 51 percent to 681 MBPD in the fourth quarter of 2019 from 450 MBPD in the fourth quarter of 2018.

The crude oil marketing business, excluding non-cash, mark-to-market activity, reported a $15 million decrease in gross operating margin, primarily due to lower sales margins.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $238 million for the fourth quarter of 2019 compared to $263 million for the fourth quarter of 2018. Total natural gas transportation volumes were 13.8 TBtu/d for the fourth quarter of 2019 compared to 14.1 TBtu/d for the same quarter in 2018.

Gross operating margin from the Texas Intrastate System decreased $11 million, to $95 million for the fourth quarter of 2019, primarily due to lower capacity reservation fees.  Natural gas pipeline volumes for this system were 4.5 TBtu/d for both the fourth quarters of 2019 and 2018.

Gross operating margin from the Acadian Gas System decreased $8 million, also due to lower capacity reservation fees. Transportation volumes on the Acadian gas system were 2.6 TBtu/d for both the fourth quarters of 2019 and 2018.  The Haynesville gathering system reported an $8 million decrease in gross operating margin for the fourth quarter of 2019 versus the fourth quarter of 2018 due to lower average fees and a 138 BBtus/d decrease in gathering volumes.

Enterprise’s Rocky Mountain gathering systems, which includes the San Juan, Jonah and Piceance Basin gathering systems, reported an aggregate $6 million decrease in gross operating margin on a combined 384 BBtus/d decrease in gathering volumes.

Gross operating margin from natural gas marketing activities decreased $7 million primarily due to lower marketing volumes and a decrease in non-cash, mark-to-market activity, which was minimal in the fourth quarter of 2019 compared to $4 million of mark-to-market gains in the fourth quarter of 2018.

Enterprise’s Permian Basin gathering system reported a $16 million increase in gross operating margin for the fourth quarter of 2019 compared to the same quarter in 2018, primarily due to a 285 BBtus/d increase in gathering volumes, higher condensate sales and lower operating expenses. The Permian Basin gathering system benefitted from the expanded Orla gas processing facilities.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $234 million for the fourth quarter of 2019 compared to $255 million for the fourth quarter of 2018. Total segment pipeline transportation volumes were 729 MBPD this quarter compared to 862 MBPD for the fourth quarter of 2018.

The partnership’s propylene business reported a $34 million decrease in gross operating margin to $78 million for the fourth quarter of 2019.  Total propylene production volumes were 89 MBPD this quarter compared to 102 MBPD for the fourth quarter of 2018.  Gross operating margin from the propane dehydrogenation (“PDH”) facility decreased $25 million, primarily as a result of the facility being out of service for unplanned maintenance for approximately 30 days in the fourth quarter of 2019.  Enterprise’s propylene fractionators at Mont Belvieu reported a $6 million decrease in gross operating margin primarily due to lower average sales margins.

Gross operating margin from Enterprise’s octane enhancement and high-purity isobutylene plant (“HPIB”) increased $4 million for the fourth quarter of 2019 compared to the fourth quarter of 2018, primarily due to lower maintenance costs for the HPIB, which was out of service for turnaround maintenance in the fourth quarter of 2018. The octane enhancement facility was out of service for maintenance 21 days in the fourth quarter 2019.

The butane isomerization and related deisobutanizer (“DIB”) operations reported a $6 million increase in gross operating margin for the fourth quarter of 2019 compared to the fourth quarter of 2018 primarily due to higher by-product sales revenues at the isomerization facility and a 16 MBPD increase in butane isomerization volumes to 109 MBPD in the fourth quarter of 2019 from 93 MBPD for the fourth quarter of 2018.

Capitalization

Total debt principal outstanding at December 31, 2019 was $27.9 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content. At December 31, 2019, Enterprise had consolidated liquidity of approximately $4.9 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.  In addition, we issued and received proceeds from our offering of $3.0 billion senior notes on January 15, 2020.  We intend to use a portion of the proceeds to repay $1.5 billion of other senior notes at their respective maturities in 2020.

Capital Investments

Total capital investments in the fourth quarter of 2019 were $1.2 billion, which included investments in growth capital projects of $1.1 billion and $93 million of sustaining capital expenditures.  Contributions from noncontrolling interest owners in connection with our growth capital projects totaled $42 million in the fourth quarter of 2019.  Total capital investments in 2019 were $4.7 billion, which included investments in growth capital projects of $4.3 billion and $325 million of sustaining capital expenditures.  Contributions from noncontrolling interest owners in connection with our growth capital projects totaled $633 million in 2019.

For 2020, we currently expect investments in growth capital projects to approximate $3 billion to $4 billion and sustaining capital expenditures to approximate $400 million. For 2020, we currently expect to receive approximately $100 million of cash contributions from business partners in connection with our growth capital projects.  For 2021, we anticipate investments in growth capital projects to approximate $2.0 billion to $3.0 billion.

2019 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online through our website at www.enterpriseproducts.com  on or before February 28, 2020.  The mailing of the tax packages is expected to be completed by February 28, 2020.

Conference Call to Discuss Fourth Quarter 2019 Earnings

Enterprise will host a conference call today to discuss fourth quarter of 2019 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. (CT) and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenues	$8,005.3	$9,182.3	$32,789.2	$36,534.2
Costs and expenses:
Operating costs and expenses	6,667.5	7,620.7	27,061.8	31,397.3
General and administrative costs	51.5	51.2	211.7	208.3
Total costs and expenses	6,719.0	7,671.9	27,273.5	31,605.6
Equity in income of unconsolidated affiliates	131.7	130.0	563.0	480.0
Operating income	1,418.0	1,640.4	6,078.7	5,408.6
Other income (expense):
Interest expense	(292.8)	(290.5)	(1,243.0)	(1,096.7)
Other, net	8.4	(18.9)	(103.0)	(13.1)
Total other expense	(284.4)	(309.4)	(1,346.0)	(1,109.8)
Income before income taxes	1,133.6	1,331.0	4,732.7	4,298.8
Provision for income taxes	(8.2)	(25.8)	(45.6)	(60.3)
Net income	1,125.4	1,305.2	4,687.1	4,238.5
Net income attributable to noncontrolling interests	(28.5)	(20.5)	(95.8)	(66.1)
Net income attributable to limited partners	$1,096.9	$1,284.7	$4,591.3	$4,172.4
Per unit data (fully diluted):
Earnings per unit	$0.50	$0.59	$2.09	$1.91
Average limited partner units outstanding (in millions)	2,202.2	2,195.0	2,201.7	2,187.0

Supplemental financial data:
Net cash flow provided by operating activities	$1,694.3	$1,851.0	$6,520.5	$6,126.3
Cash flows used in investing activities	$1,202.7	$1,098.8	$4,575.5	$4,281.6
Cash flows used in financing activities	$1,289.4	$621.2	$1,945.1	$1,504.9
Total debt principal outstanding at end of period	$27,878.4	$26,420.6	$27,878.4	$26,420.6

Non-GAAP Distributable Cash Flow (1)	$1,633.6	$1,617.0	$6,623.9	$5,989.4
Non-GAAP Adjusted EBITDA (2)	$2,019.4	$1,866.7	$8,117.3	$7,222.9
Non-GAAP Free Cash Flow (3)	$497.1	$737.6	$2,471.6	$2,001.2
Gross operating margin by segment:
NGL Pipelines & Services	$1,136.0	$969.0	$4,069.8	$3,830.7
Crude Oil Pipelines & Services	416.1	644.3	2,087.8	1,511.3
Natural Gas Pipelines & Services	238.0	263.0	1,062.6	891.2
Petrochemical & Refined Products Services	233.7	254.7	1,069.6	1,057.8
Total segment gross operating margin (4)	2,023.8	2,131.0	8,289.8	7,291.0
Net adjustment for shipper make-up rights (5)	(8.4)	7.1	(24.1)	34.7
Non-GAAP total gross operating margin (6)	$2,015.4	$2,138.1	$8,265.7	$7,325.7

(1) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6) See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,870	3,662	3,615	3,461
NGL marine terminal volumes (MBPD)	732	594	626	593
NGL fractionation volumes (MBPD)	1,097	940	1,017	945
Equity NGL production (MBPD) (2)	162	147	144	155
Fee-based natural gas processing (MMcf/d) (3)	5,304	5,037	5,282	4,831
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,273	2,036	2,304	2,000
Crude oil marine terminal volumes (MBPD)	926	673	964	684
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	13,773	14,124	14,198	13,727
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	89	102	97	98
Butane isomerization volumes (MBPD)	109	93	109	107
Standalone DIB processing volumes (MBPD)	106	88	99	89
Octane additive and related plant production volumes (MBPD)	18	26	25	28
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	729	862	739	821
Refined products and petrochemicals marine terminal volumes (MBPD)	247	401	325	353
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,872	6,560	6,658	6,282
Natural gas pipeline transportation volumes (BBtus/d)	13,773	14,124	14,198	13,727
Equivalent pipeline transportation volumes (MBPD) (5)	10,496	10,277	10,394	9,894
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,905	1,668	1,915	1,630

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
4th Quarter	$3.65	$0.35	$0.79	$0.91	$0.94	$1.22	$0.51	$0.35
2018 Averages	$3.09	$0.33	$0.88	$1.02	$1.10	$1.43	$0.54	$0.38

2019 by quarter:
1st Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
2nd Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
3rd Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
4th Quarter	$2.50	$0.19	$0.50	$0.68	$0.82	$1.20	$0.35	$0.21
2019 Averages	$2.63	$0.22	$0.54	$0.66	$0.75	$1.16	$0.37	$0.23

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
4th Quarter	$58.81	$53.64	$66.34	$66.20
2018 Averages	$64.77	$57.84	$69.47	$69.81

2019 by quarter:
1st Quarter	$54.90	$53.70	$61.19	$62.35
2nd Quarter	$59.81	$57.62	$66.47	$67.07
3rd Quarter	$56.45	$56.12	$59.75	$60.64
4th Quarter	$56.96	$57.80	$60.04	$60.76
2019 Averages	$57.03	$56.31	$61.86	$62.71

(1) West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2) Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3) Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.46 per gallon during the fourth quarter of 2019 versus $0.64 per gallon for the fourth quarter of 2018.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,694.3	$1,851.0	$6,520.5	$6,126.3
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,202.7)	(1,098.8)	(4,575.5)	(4,281.6)
Cash contributions from noncontrolling interests	42.0	16.1	632.8	238.1
Cash distributions paid to noncontrolling interests	(36.5)	(30.7)	(106.2)	(81.6)
FCF (non-GAAP)	$497.1	$737.6	$2,471.6	$2,001.2

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,096.9	$1,284.7	$4,591.3	$4,172.4
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	492.6	460.8	1,949.3	1,791.6
Cash distributions received from unconsolidated affiliates	146.2	136.7	631.3	529.4
Equity in income of unconsolidated affiliates	(131.7)	(130.0)	(563.0)	(480.0)
Asset impairment and related charges	81.5	29.1	132.8	50.5
Change in fair market value of derivative instruments	25.2	(237.1)	27.2	17.8
Change in fair value of Liquidity Option Agreement	(3.5)	21.2	119.6	56.1
Sustaining capital expenditures (1)	(92.7)	(105.6)	(325.2)	(320.9)
Other, net	15.3	(0.5)	40.0	(10.8)
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,629.8	1,459.3	6,603.3	5,806.1
Proceeds from asset sales	3.8	137.1	20.6	161.2
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	20.6	–	22.1
DCF (non-GAAP)	1,633.6	1,617.0	6,623.9	5,989.4
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(48.4)	278.1	(457.4)	16.2
Sustaining capital expenditures	92.7	105.6	325.2	320.9
Proceeds from asset sales	(3.8)	(137.1)	(20.6)	(161.2)
Other, net	20.2	(12.6)	49.4	(39.0)
Net cash flow provided by operating activities (GAAP)	$1,694.3	$1,851.0	$6,520.5	$6,126.3

(1)     Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.				Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net income (GAAP)	$1,125.4	$1,305.2	$4,687.1	$4,238.5
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	478.4	447.4	1,894.3	1,723.3
Interest expense, including related amortization	292.8	290.5	1,243.0	1,096.7
Cash distributions received from unconsolidated affiliates	146.2	136.7	631.3	529.4
Equity in income of unconsolidated affiliates	(131.7)	(130.0)	(563.0)	(480.0)
Asset impairment and related charges	81.5	29.1	132.8	50.5
Provision for income taxes	8.2	25.8	45.6	60.3
Change in fair market value of commodity derivative instruments	25.2	(237.2)	(67.7)	17.6
Change in fair value of Liquidity Option Agreement	(3.5)	21.2	119.6	56.1
Other, net	(3.1)	(22.0)	(5.7)	(69.5)
Adjusted EBITDA (non-GAAP)	2,019.4	1,866.7	8,117.3	7,222.9
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(292.8)	(290.5)	(1,243.0)	(1,096.7)
Net effect of changes in operating accounts, as applicable	(48.4)	278.1	(457.4)	16.2
Other, net	16.1	(3.3)	103.6	(16.1)
Net cash flow provided by operating activities (GAAP)	$1,694.3	$1,851.0	$6,520.5	$6,126.3

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.				Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Total gross operating margin (non-GAAP)	$2,015.4	$2,138.1	$8,265.7	$7,325.7
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(467.5)	(438.0)	(1,848.3)	(1,687.0)
Asset impairment and related charges in operating costs and expenses	(81.5)	(29.1)	(132.7)	(50.5)
Net gains attributable to asset sales in operating costs and expenses	3.1	20.6	5.7	28.7
General and administrative costs	(51.5)	(51.2)	(211.7)	(208.3)
Total operating income (GAAP)	$1,418.0	$1,640.4	$6,078.7	$5,408.6

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Capital Investments – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Capital investments:
Capital expenditures	$1,229.6	$1,219.0	$4,531.7	$4,223.2
Cash used for business combinations, net	–	–	–	150.6
Investments in unconsolidated affiliates	11.5	18.5	111.6	113.6
Other investing activities	4.8	1.4	16.1	5.4
Total capital investments, cash and non-cash	$1,245.9	$1,238.9	$4,659.4	$4,492.8